EXHIBIT 8

AMENDMENT NO. 2 TO PLEDGE AND SECURITY AGREEMENT

This AMENDMENT NO. 2 TO PLEDGE AND SECURITY AGREEMENT (this “Amendment”) is dated as of March 11, 2010, by and between YOUNG ENERGY PRIZE S.A., a Luxembourg corporation (“Pledgor”), and SOPAK AG, a Swiss corporation (“Pledgee”).

WHEREAS, Pledgor and Pledgee entered into a Pledge and Security Agreement, dated as of July 7, 2009 (as later amended by an Amendment No. 1 to Pledge and Security Agreement, dated as of July 8, 2009, the “Agreement”), which they now wish to further amend as provided herein.

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement.

2.        The definition of “Registration Rights Agreement” set forth in the Agreement is hereby amended to read as follows:

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of June 29, 2009, between Pledgor and Magellan, as the same may be amended, modified, supplemented or restated from time to time.

3.        The definition of “Warrant” set forth in the Agreement is hereby amended to read as follows:

“Warrant” means Amended and Restated Warrant No. 2, dated as of March 11, 2010, giving Pledgee the right to purchase 4,347,826 shares of common stock, par value $0.01 per share, of Magellan, as the same may be amended, modified, supplemented, restated or replaced from time to time.

4.        Upon execution and delivery of this Amendment, (i) Pledgor shall deliver to Pledgee the Warrant, accompanied by such other instruments or documents as Pledgee or its counsel may reasonably request, in each case in a form acceptable to Pledgee and (ii) Pledgee shall return Warrant No. 1 to Pledgor.

5.        Except as specifically amended hereby, the Agreement shall remain in full force and effect. Notwithstanding anything contained herein, the terms of this Amendment are not intended to and do not effect a novation of the Agreement. Pledgor hereby ratifies and reaffirms each of the terms and conditions of the Agreement and all of its obligations thereunder. Pledgor hereby agrees that all liens and security interest securing payment of the Obligations are hereby renewed, ratified and brought forward as security for the payment and performance of the Obligations.

6.        This Amendment may be executed in two (2) or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 1 to Pledge and Security Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PLEDGOR:

YOUNG ENERGY PRIZE S.A.

By:	/s/ Nikolay Bogachev
	Name:	Nikolay Bogachev
	Title:	President & CEO

Attest:
Name:
	Title:	Personal Assistant to the President & CEO

PLEDGEE:

SOPAK AG

By:	/s/ Yana Tikhonova
	Name:	Yana Tikhonova
	Title:	Under Power of Attorney

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